Exhibit 10.2.2

SECOND AMENDMENT OF EMPLOYMENT AGREEMENT

This Second Amendment of Employment Agreement (this “Amendment”) is dated as of this 20th day of December, 2005 by and between Francis J. Wiatr, President and Chief Executive Officer (the “Executive”) of NewMil Bancorp, Inc., a Delaware corporation (“NewMil Bancorp”), and NewMil Bank, a Connecticut-chartered savings bank and wholly owned subsidiary of NewMil Bancorp (the “Bank”).

Whereas, the Executive and NewMil Bancorp entered into an Employment Agreement dated as of January 2, 2002 (as amended by the Amendment of Employment Agreement dated as of February 23, 2005, the “Employment Agreement”), which agreement establishes the terms and conditions of the Executive’s employment with NewMil Bancorp,

Whereas, the parties desire now to amend certain provisions of the Employment Agreement, consistent with the terms of section 10.9 (Amendment and Waiver) of that agreement, and

Whereas, the parties intend that the amendment of the Employment Agreement made by this Amendment shall become effective immediately, and that the Employment Agreement shall, as amended, remain in full force and effect according to its terms.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1)  New Definition of Change in Control. The definition of Change in Control contained in Section 7.2 shall be deleted and replaced in its entirety by the following definition.

    7.2   Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion -

    a)   Change in Ownership: a change in ownership of NewMil Bancorp, Inc. occurs on the date any one person or group accumulates ownership of NewMil Bancorp, Inc.’s stock constituting more than 50% of the total fair market value or total voting power of NewMil Bancorp, Inc.’s stock,

    b)   Change in Effective Control: (a) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of stock of NewMil Bancorp, Inc. possessing 35% or more of the total voting power of NewMil Bancorp, Inc.’s stock, or (b) a majority of NewMil Bancorp, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of NewMil Bancorp, Inc.’s board of directors, or

     c)  Change in Ownership of a Substantial Portion of Assets: a change in the ownership of a substantial portion of NewMil Bancorp, Inc.’s assets occurs on the date any one person, or more than one person acting as a group, acquires assets from NewMil Bancorp, Inc. having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of NewMil Bancorp, Inc. immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of NewMil Bancorp, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

       For purposes of paragraphs (a) through (c) of this Section 7.2, persons shall be considered to be acting as a group if they would be considered to be acting as a group under Internal Revenue Code section 409A and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury. References in this Employment Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A.

2)  Addition of Section 409A Savings Clause. The following Section 10.12 shall be added to the Employment Agreement.

       10.12  Compliance with Internal Revenue Code Section 409A. NewMil Bancorp, Inc. and the Executive intend that their exercise of authority or discretion under this Employment Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Employment Agreement, including Articles 6 and 7, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Employment Agreement to the contrary the Executive will not be entitled to the payments until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Employment Agreement does not satisfy the requirements of section 409A, such provision shall be applied in a manner consistent with those requirements, notwithstanding any provision of this Employment Agreement. If any provision of this Employment Agreement would subject the Executive to additional tax or interest under section 409A, NewMil Bancorp, Inc. shall reform the provision. However, NewMil Bancorp, Inc. shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and NewMil Bancorp, Inc. shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Employment Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

2.  Counterparts. This Amendment may be executed in one or more counterparts, each of will be deemed an original, but all of which taken together will constitute one and the same document.

3.  Effective Date. This Amendment shall become effective immediately after execution of this Amendment by NewMil Bancorp and the Executive.

4.  Effect on Employment Agreement. Except as amended by this Amendment, the January 2, 2002 Employment Agreement, as amended, shall remain in full force and effect.

In Witness Whereof, the parties have caused this Second Amendment of Employment Agreement to be duly executed as of the date first written above.

Executive	NewMil Bancorp, Inc.

/s/ Francis J. Wiatr	By: /s/ Betty F. Pacocha
Francis J. Wiatr	Betty F. Pacocha
Its: Secretary

and by: /s/ Mary C. Williams
Mary C. Williams
Its: Chairwoman, Salary and Benefits Committee of the Board of Directors

County of Litchfield )
) ss:
State of Connecticut )

Before me this 20th day of December, 2005, personally appeared the above named Betty F. Pacocha, Mary C. Williams, and Francis J. Wiatr, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

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(Notary Seal)	Notary Public

My Commission Expires: